EXHIBIT 4.2


                              EMPLOYMENT AGREEMENT
                              --------------------

THIS AGREEMENT is entered into as of the 27th day of _October, 2003, by and between __TISSERA_, INC., a company incorporated under the laws of the State of Washington and maintaining its principal place of business at c/o Abramovich, Yosef, Hakim "Toyota Towers" 65 Igal Alon St. Tel-Aviv 67443 ISRAEL the "COMPANY") and Dr. Vicki Rabenou, Israeli I.D. number 05642601-8, residing at 49 Hanof street Savion_, Israel (the "EXECUTIVE"). WHEREAS: The Company is engaged, inter alia, in the research, development, manufacturing and marketing of methods of organ transplantation utilizing developing nephric and other types of tissues; and

WHEREAS: The Company desires to employ the Executive as the Chief Executive Officer (the "CEO") of the Company, and the Executive represents that she has the requisite skill and knowledge to serve as the CEO of the Company and she desires to engage in such employment, according to the terms and conditions hereinafter set forth.


NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:


1.    EMPLOYMENT

      (a) The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set out in this Agreement.

      (b) The Executive shall be employed as the CEO. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity, subject to the direction of the Board of Directors of the Company. The Executive shall report regularly to the Board of Directors with respect to her activities.

      (c) The Executive shall participate in all the meetings of the Board of Directors, as an observer, without any voting rights.

      (d) Excluding periods of vacation, sick leave and military reserve service to which the Executive is entitled or required, the Executive agrees to devote her time and attention to the business and affairs of the Company and its subsidiaries as required to discharge the responsibilities assigned to the Executive hereunder.

      (e) This Agreement is a personal services agreement governing the employment relationship between the parties hereto. This Agreement shall not be subject to any general or special collective employment agreement relating to executives in any trade or position that is the same or similar to the Executive's, unless specifically provided herein.

      (f) The Executive's position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal loyalty and the terms of Executive's employment hereunder shall not permit application to this Agreement of the Law of Work Hours and Rest 5711 - 1951. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The Executive shall not be entitled to additional compensation from the Company for working additional hours or working on holidays or Sabbaths, as required by the Company.



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2.    BASE SALARY

      (a) The Company agrees to pay to the Executive during the term of this Agreement a cost of salary of 25,000 New Israeli Shekels ("NIS") per month (the "BASE SALARY").

      (b) Not later than June 1, 2004, the Base Salary shall be increased to a minimum of 50,000 shekels per month or such higher amount as determined by the Board of Directors.

             The Base Salary shall be payable monthly in arrears, no later than the 10th day of each month. (c) Each monthly payment of Base Salary shall be adjusted to the consumer index rate as published on the date of payment.

      (d) Bonus: Commencing the second year of Employee's engagement with the Company (the bonus will be paid at the end of the respective year), Executive shall be entitled to a yearly bonus, provided however that Employee shall meet the Company's goals and targets as shall be specified by the Board of Directors in each annual budget.

      (e)   Yearly salary review and raise will be decided by the board

3.    STOCK OPTION

      (a) Subject to applicable law, the Company hereby undertakes to grant to Executive an option (the "OPTION") under the Company's Share Option Plan (a copy of which is attached hereto as Exhibit "A"). The Option shall entitle the Executive to purchase such number of Ordinary Shares of the Company ("ORDINARY SHARES") representing five percent (5%) of the Company's issued and outstanding share capital, on a fully diluted and as converted basis, calculated as of the date of grant (as of the date of completion of the initial investment in the public company. The Option shall vest and become exercisable in 36 equal (monthly linear) installments of 1/36 of the 5% starting as follows: 6/36 of the 5% at the end of the 6th month from signing this agreement and additional 30 installments of 1/36 of the 5% at the end of each month starting the 7th month from signing this agreement. at the end of each month respectively from the date of grant and shall be exercisable by the Executive at any time during a period of five (5) years as of the date of grant, but in any case not later than six (6) months after termination of this Agreement

      (b) Notwithstanding the foregoing, termination of this Agreement by reason of disability (as defined below) or death of the Executive will not, in any way, impair and/or derogate from the Executive's right to exercise the Option. The term "disability" shall mean, any physical or mental injury as result of which, the Executive remain incapable of performing the services for a period of three (3) consecutive months.


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4.    EXECUTIVE BENEFITS

      The Executive shall be entitled to the following benefits:

      (a) Sick Leave. The Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

      (b) Vacation. The Executive shall be entitled to an annual vacation of 23 working days per year.. Unused vacation may be accumulated from year to year but not more than 3 years.

      (c) The CEO shall be entitled to Recreation pay according to applicable law, but not less than 10 recreation days a year.

      (d) Manager's Insurance. The Company shall obtain on behalf of the Executive a manager's insurance policy, a pension fund or a combination thereof (the "MANAGER'S INSURANCE POLICY"), as determined by the Executive, in the name of the Executive, and shall fund the Manager's Insurance Policy as follows: 8.33% of the Executive's Base Salary shall be allocated to severance pay; 5% of the Executive's Base Salary shall be allocated to pension fund payments, provided that the Executive contributes an additional 5% of the Executive's Base Salary; and 2.5% of the Executive's Base Salary shall be allocated to disability pension payments.


            If the Executive chooses a combination of manager's insurance and pension fund, the contributions to the pension fund shall be as follows: 8.33% allocated to severance pay; 6% contribution to the providence fund by the Company; and 5.5% contribution to the providence fund by the Executive.

            Contribution of the Company to the Manager's Insurance Policy shall be on account of the Company's severance pay obligations.

      (e) Continuing Education Fund. The Company shall contribute a sum equal to 7.5% of the Executive's gross salary toward a continuing education fund (the "CONTINUING EDUCATION FUND"), provided that the Executive contributes an additional 2.5% of the Executive's gross salary to such Continuing Education Fund. Use of the funds in the Continuing Education Fund shall be in accordance with its by-laws.
            (f) The company will pay the CEO for the traveling expenses in her private car (according to Heshev's rate)calculated each month according to the reading of the milage between the end and the beginning of the month less 10% private use.


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      (g)   Telephone Costs; Cellular Phone. In recognition of the necessity of the use of cellular phone to the efficient and expeditious performance of the Executive's services, duties and obligations to and on behalf of the Company, the Company shall provide the Executive, at the Company's sole cost and expense, a cellular phone (with working line) to be chosen by the company, (including grossing up for purposes of income tax).

      (h) Company will provide the CEO with a telephone line at her home, for use by the CEO, and will cover all expenses related to this line (including grossing up for purposes of income tax).

      (i) The Company will cover the CEO's expense regarding membership fee of the Medical Organization (Histadrut Refuit).

      (j) Out of Pocket Expenses. The Company shall pay or reimburse the Executive for expenses incurred on behalf of the Company during business trips outside Israel (including airline tickets and accomodation). Reimbursement of such reimburseable expenses shall be made upon the presentation by the Executive to the Company of itemized accounts or receipts, satisfactory to the Company.

      (k) Officers' Liability Insurance. The Company shall obtain on behalf of the Executive officers liability insurance and shall provide the Executive with a written undertaking to indemnify and release the Executive in accordance with the Companies Law 5759-1999.


5.    TERMINATION

      (a) Either party may terminate this Agreement and the employee-employer relationship between the Executive and the Company at any time upon sixty (60) days (the "NOTICE PERIOD") written notice to the other party specifying the effective date of termination (the "TERMINATION DATE").

      (b) During such Notice Period following termination of this Agreement by the Company, the Executive shall be entitled to compensation pursuant to Section 2 and to all of the benefits set forth in
            Section 4. During such Notice Period following termination of this Agreement by the Executive, the Executive shall be entitled to compensation pursuant to Sections 2, 3 and 4 up to the date of the executive's notice. Without derogating from the above, after termination of the Notice Period, the Executive shall be entitled to payment of her Base Salary, executive benefits and stock options as set forth in Sections 2, and 4 for an additional period of three months.

      (c) During the Notice Period, the Executive shall transfer her position to her replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in her possession at such time.


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      (d)   At the end of the Notice Period, the Company shall transfer to the
            Executive ownership of her Manager's Insurance Policy, including severance payments and Continuing Education Fund. The Company and Executive agree and acknowledge that in the event the Company transfers ownership of Executive's Manager's Insurance Policy to the Executive, the severance portion thereof shall constitute payment towards any severance pay the Company may be required to pay to the Executive pursuant to the Severance Pay Law 5727-1963.

6.    COMPETITIVE ACTIVITY

            During the term of this Agreement [and for a period of twelve (12) months from the Termination Date of this Agreement,] the Executive will not directly or indirectly:

            (i) Carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries (a "competing business");

            (ii) Act as a consultant or executive or officer or in any managerial capacity in a competing business or supply in competition with the Company or its subsidiaries services ("restricted services") to any person who, to her knowledge, was provided with services by the Company or its subsidiaries any time during the twelve (12) months immediately prior to the Termination Date;

            (iii) Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to her knowledge, was provided with services by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering restricted services or products which compete with the products supplied by the Company or its subsidiaries at the Termination Date; or

            (iv) Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed by the Company or its subsidiaries any time during the twelve (12) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

7.    NOTICE

       For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

      The initial addresses of the parties for purposes of this Agreement shall be as follows:

        The Company:                     c/o Abramovich, Yosef, Hakim "Toyota
                                         Towers" 65 Igal Alon St. Tel-Aviv 67443
                                         ISRAEL

        The Executive:                   49 Hanof street Savion Israel 56540

8.    MISCELLANEOUS

      (a) This agreement is subject to approval by the board of directors of the Company.

      (b) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

      (d) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      (e) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

      (f) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "SUCCESSORS AND ASSIGNS" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

      (g) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.


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      (h)   The provisions of Section 6 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement, and shall survive the termination of the Executive's employment with the Company.

      (i) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


TISSERA, INC.                                    DR. VICKI RABENOU


----------------------------------------------------



BY: BOB PICO


TITLE: DIRECTOR